[COHERENT LOGO]	PRESS RELEASE
Editorial Contact:	For Release:
Peter Schuman	IMMEDIATE
(408) 764-4174	August 16, 2007
No. 1114

Coherent, Inc. Receives Expected Letter from NASDAQ

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced that, as anticipated, on August 13, 2007, it received an additional NASDAQ Staff determination letter indicating that the Company is not currently in compliance with NASDAQ’s listing requirements as set forth in Marketplace Rule 4310(c)(14) due to the delayed filing of the Company’s Form 10-Q for the fiscal quarter ended June 30, 2007.  The notice stated that the delay in filing could serve as an additional basis for delisting of the Company’s securities.

As previously disclosed, NASDAQ initially informed the Company on December 19, 2006 that its securities would be delisted due to the Company’s delay in filing its Form 10-K for the fiscal year ended September 30, 2006 unless the Company requested a hearing in accordance with applicable NASDAQ Marketplace Rules. The Company subsequently requested and was granted a hearing before the NASDAQ Listing Qualifications Panel (“Panel”) on February 15, 2007 to request an extension for continued listing on the NASDAQ Global Select Market.  On April 3, 2007, the Panel issued a decision granting the Company a conditional extension to file its Form 10-K for the fiscal year ended September 30, 2006, its Form 10-Q for the quarter ended December 30, 2006, and any required restatements.  By letter dated May 18, 2007, the NASDAQ Listing and Hearing Review Council (“Listing Council”) called the Panel’s April 3, 2007 decision for review and determined to stay any decision to suspend the Company’s securities pending further action by the Listing Council.  Although the Company is working diligently to file its delinquent filings, there can be no assurance that the Listing Council will grant an extension for continued listing.  Shares of Coherent common stock will continue trading on the NASDAQ pending the Listing Council’s decision.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing laser-based solutions to the commercial and scientific research markets.

Please direct any questions to Peter Schuman, Director, Investor Relations at 408-764-4174. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056-0980 . Telephone (408) 764-4000